Filed Pursuant to
SEC Rule 424(b)(3)
Registration No. 333-122229

QUADRIGA SUPERFUND, L.P. — SERIES A AND SERIES B SUPPLEMENT
DATED NOVEMBER 14, 2006 TO PROSPECTUS DATED SEPTEMBER 27, 2006

OCTOBER 2006 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	October 2006	Year to Date	10/31/06	10/31/06

Series A	5.53%	2.74%	$68,854,067	$1,364.68
Series B	7.73%	4.91%	$34,538,689	$1,596.31

*	All performance is reported net of fees and expenses

Fund results for October 2006:

Worldwide stock markets rallied across the board in October despite North Korea’s surprise nuclear test. European stocks led the way with Spain’s IBEX shining once again, posting a gain of 6.2%. German factory orders (+3.7%) and industrial production (+7.2%) surged, pacing the DAX Index to a gain of 4.1%. Meanwhile, the UK’s leading economic indicators report beat expectations guiding the FTSE to a gain of 2.6%. In Asia, the Singapore index gained 6.1% on the strength of a superb quarterly GDP number (+6%). Australia’s SPI 200 gained 4.2% on declining unemployment. The Dow Jones Index moved to new all time highs (+3.1%) buoyed by declining unemployment. Long positions in this sector led to an overall gain for the month.

World energy markets lost ground again in October as expanding inventories and a poor U.S. GDP number weighed on values. The North Korean nuclear test, unrest in Nigeria, and terrorist threats on Saudi oil facilities had little positive impact on prices. Crude oil settled 6.8% lower as stocks grew to 5.2% above last year’s levels. Indonesia has rejected the cuts outright, raising doubts as to the cartel’s unity. In the products, heating oil (−7.3%) and gas (−9.2%) futures tracked lower in sympathy with expanding crude stocks and mild weather forecasts. Natural gas (+2.5%) closed slightly higher in featureless trade. In Europe, brent crude and gas oil settled 7.6% and 6.6% lower respectively, while Japanese crude lost 3.2%. Short positions in this sector resulted in an overall gain.

Other market sectors, relative to the sectors mentioned above, did not reveal significant trends and did not have any major influence on this month’s positive performance.

For the month of October 2006, Series A gained 5.53%, while Series B gained 7.73%, including all fees and expenses.

QUADRIGA SUPERFUND, L.P. — SERIES A
OCTOBER 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended October 31, 2006)

STATEMENT OF INCOME

October 2006

INVESTMENT INCOME, interest	$283,423

EXPENSES
Management fee	106,773
Organization and offering expenses	57,715
Operating and other expenses	240,974
Incentive fee	—
Brokerage commissions	155,218

Total expenses	560,680

NET INVESTMENT GAIN (LOSS)	(277,257)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on futures and forward contracts	3,009,937
Net change in unrealized appreciation (depreciation) on futures and forward contracts	873,603

NET GAIN (LOSS) ON INVESTMENTS	3,883,540

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	$3,606,283

STATEMENT OF CHANGES IN NET ASSET VALUE

October 31, 2006

NET ASSETS, beginning of period	$65,268,775

NET INCREASE IN NET ASSETS FROM OPERATIONS	3,606,283
CAPITAL SHARE TRANSACTIONS
Issuance of shares	686,121
Redemption of shares	(707,112)

NET INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	(20,991)
NET INCREASE (DECREASE) IN NET ASSETS	3,585,292

NET ASSETS, end of period	$68,854,067

NAV PER UNIT, end of period	$1,364.68

QUADRIGA SUPERFUND, L.P. — SERIES B
OCTOBER 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended October 31, 2006)

STATEMENT OF INCOME

October 2006

INVESTMENT INCOME, interest	$144,499

EXPENSES
Management fee	53,559
Organization and offering expenses	28,952
Operating and other expenses	122,461
Incentive fee	—
Brokerage commissions	105,110

Total expenses	310,082

NET INVESTMENT GAIN (LOSS)	(165,583)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on futures and forward contracts	2,075,942
Net change in unrealized appreciation (depreciation) on futures and forward contracts	569,259

NET GAIN (LOSS) ON INVESTMENTS	2,645,201

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	$2,479,618

STATEMENT OF CHANGE IN NET ASSET VALUE

October 31, 2006

NET ASSETS, beginning of period	$33,191,671

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	2,479,618
CAPITAL SHARE TRANSACTIONS
Issuance of shares	110,026
Redemption of shares	(1,242,626)

NET INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	(1,132,600)
NET INCREASE (DECREASE) IN NET ASSETS	1,347,018

NET ASSETS, end of period	$34,538,689

NAV PER UNIT, end of period	$1,596.31

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Christian Baha
Christian Baha, Chief Executive Officer
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.